SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to ☐ 240.14a-11(c) or ☐ 240.14a-12

CAI INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

CAI INTERNATIONAL, INC.

One Embarcadero Center

Suite 2101

San Francisco, CA 94111

(415) 788-0100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time and Date

10:00 a.m. Pacific Daylight Time on June 19, 2008.

Place

The offices of Perkins Coie LLP, located at 101 Jefferson Drive, Menlo Park, California 94025.

Items of Business

1.	To elect one director to serve for the ensuing year and until his successor is elected.

2.	To consider any other business that may properly come before the meeting.

Adjournments and Postponements

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned and postponed.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

Record Date

Only stockholders of record at the close of business on April 21, 2008 are entitled to vote at the Annual Meeting or any postponement or adjournment of the meeting. A list of those stockholders will be maintained and open for examination by any of our stockholders, for any purpose germane to the Annual Meeting, during regular business hours at the address listed above for ten days prior to the meeting.

Voting

As owners of CAI, your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please read this proxy statement and to submit your proxy or voting instructions as soon as possible. You may submit your proxy for the annual meeting by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided, or by following the instructions on your voting instruction card. For specific instructions on how to vote your shares, please refer to the section entitled Questions and Answers About the Proxy Materials and the Annual Meeting beginning on page 1 of the proxy statement and the instructions on the proxy card or voting instruction card. You may attend the meeting in person even though you have sent in your proxy or voting instruction card.

On behalf of our Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors,

/s/ Victor Garcia
Victor Garcia
Senior Vice President and Chief Financial Officer

San Francisco, California

April 30, 2008

CAI INTERNATIONAL, INC.

One Embarcadero Center, Suite 2101

San Francisco, California 94111

PROXY STATEMENT

For Annual Meeting of Stockholders

To Be Held on June 19, 2008

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors of CAI International, Inc. is providing these proxy materials for you in connection with CAI’s Annual Meeting of Stockholders, which will take place on Thursday, June 19, 2008. As a stockholder, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

Q:	What is included in these materials?

A:	These materials include:

•	Our proxy statement for the Annual Meeting;

•	Our 2007 Annual Report to Stockholders, which includes our audited consolidated financial statements; and

•	The proxy card for the Annual Meeting.

Q:	What items will be voted on at the Annual Meeting?

A:	The items that will be voted on at the Annual Meeting are:

1.	The election of one member to the Board of Directors; and

2.	Any other business that may properly come before the Annual Meeting.

Q:	What are our Board of Directors’ voting recommendations?

A:	Our Board recommends that you vote your shares “FOR” the nominee to the Board.

Q:	Where are CAI’s principal executive offices located, and what is CAI’s main telephone number?

A:	CAI’s principal executive offices are located at One Embarcadero Center, Suite 2101, San Francisco, California 94111. CAI’s main telephone number is (415) 788-0100.

Q:	What information is contained in the proxy statement?

A:	The information included in the proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and most highly paid executive officers, and certain other required information.

Q:	How may I obtain CAI’s Annual Report on Form 10-K filed with the SEC?

A:	CAI’s Annual Report on Form 10-K for the year ended December 31, 2007 is included in CAI’s 2007 Annual Report to Stockholders. Stockholders may request an additional free copy of CAI’s Annual Report on Form 10-K for the year ended December 31, 2007 from:

CAI International, Inc.

Attn: Victor Garcia

One Embarcadero Center, Suite 2101

San Francisco, California 94111

Phone: (415) 788-0100

Fax: (415) 788-3430

CAI will also furnish any exhibit to the Form 10-K if specifically requested. Copies of CAI’s Annual Report on Form 10-K for the year ended December 31, 2007 are also available in the SEC Filings portion of the Investor Relations section of our website at www.caiintl.com and in the SEC’s EDGAR database on the SEC’s website at www.sec.gov.

Q:	What shares can I vote?

A:	Each share of CAI common stock issued and outstanding as of the close of business on April 21, 2008, the Record Date, is entitled to be voted on all items being voted upon at the Annual Meeting. You may vote all shares owned by you as of this time, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank. On the Record Date we had approximately 17,144,977 shares of common stock issued and outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most CAI stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with CAI’s transfer agent, Computershare Stockholder Services, Inc., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by CAI. As the stockholder of record, you have the right with these proxy materials to grant your voting proxy directly to CAI or to vote in person at the meeting. CAI has enclosed or sent a proxy card for you to use in granting your voting proxy to CAI.

Beneficial Owner

If your shares are held in a brokerage account (in street name) or by another person on your behalf, you are considered the beneficial owner of those shares, and these proxy materials are being forwarded to you by your broker or other nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares, and you are also invited to attend the Annual Meeting.

Since a beneficial owner is not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	How can I attend the Annual Meeting?

A:	You are entitled to attend the Annual Meeting only if you were a CAI stockholder as of the close of business on April 21, 2008, or you hold a valid proxy for the Annual Meeting.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted by proxy without attending the Annual Meeting. Stockholders of record of CAI common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. CAI stockholders who are the beneficial owners of shares held in a brokerage account, or by another person on their behalf, may vote by mail by completing, signing and dating the voting instruction card provided by their broker, trustee or nominee and mailing it in the accompanying pre-addressed envelope.

Q:	Can I change my vote?

A:	You may change your vote at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by submitting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation of your proxy to CAI’s Secretary prior to your shares being voted or by attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you are the beneficial owner of shares held in a brokerage account, or that are held by another person on your behalf, you may change your vote by submitting new voting instructions to your broker, trustee or nominee as provided in the voting instruction card, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:	Who can help answer my questions?

A:	If you have any questions about the Annual Meeting or how to vote or revoke your proxy, you should contact:

Investor Relations

CAI International, Inc.

One Embarcadero Center, Suite 2101

San Francisco, California 94111

Fax: (415) 788-3430

If you need additional copies of this proxy statement or voting materials, please contact CAI as described above.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within CAI or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which are forwarded to CAI management.

Q:	How many shares must be present or represented to conduct business at the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is that holders of a majority of shares of CAI common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

For any other item of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you provide specific instructions in your proxy card or voting instruction card with regard to a certain item, your shares will be voted as you instruct on such items. If you are a stockholder of record and you sign and return your proxy card, without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” CAI’s nominee to the Board and in the discretion of the proxy holders on any other matters that properly come before the meeting), except shares held in the CAI 401(k) Plan, which will be voted in accordance with the terms of the Plan. If you are the beneficial owner of shares held in a brokerage account, or by another person on your behalf, and you return your voting instruction card, without providing specific instructions, your broker will exercise discretion to vote your shares in the election of directors.

Q:	What is the voting requirement to approve each of the proposals?

A:	Directors are elected by a plurality of the votes cast, provided that a majority of the shares of common stock are present or represented and entitled to vote at the Annual Meeting. The candidate who receives the greatest number of votes will be elected directors.

Abstentions are shares that abstain from voting on a particular matter. Under the Delaware General Corporation Law, abstentions effectively count as being present for purposes of determining whether a quorum of shares is present at a meeting. Abstentions have no effect on Proposal No. 1, election of director. Abstentions would otherwise have the same effect as negative votes on a proposal.

Broker non-votes occur when shares are held in “street name” by brokers or nominees who indicate on their proxies that they did not receive voting instructions from the beneficial owner of the shares and do not have discretionary authority to vote such shares as to a particular matter. Under the Delaware General Corporation Law, broker non-votes count as being present for purposes of determining whether a quorum of shares is present at a meeting but are not counted for purposes of determining the number of votes cast for or against a proposal.

Q:	Is cumulative voting permitted for the election of directors?

A:	No. Each share of CAI’s common stock outstanding as of the close of business on April 21, 2008 is entitled to one vote on each matter that may come before the Annual Meeting.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason our nominee is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

Q:	Who will serve as inspector of elections?

A:	The inspector of elections will be Victor Garcia, Senior Vice President, Chief Financial Officer and Secretary of CAI.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of the proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each CAI proxy card and voting instruction card that you receive.

Q:	How may I obtain a separate set of voting materials?

A:	If you share an address with another stockholder, you may receive only one set of proxy materials (including our annual report to stockholders and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written or oral request made to us:

CAI International, Inc.

Attn: Tony Lara

One Embarcadero Center, Suite 2101

San Francisco, California 94111

Phone: (415) 788-0100

Fax: (415) 788-3430

Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write to us at the above address or fax number to request delivery of a single copy of these materials.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	CAI is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to mailing these proxy, proxies or votes may be solicited in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2008.

Q:	What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in CAI’s proxy statement for the Annual Meeting next year, the written proposal must be received by CAI’s Secretary at our principal executive offices no later than December 31, 2008. If the date of next year’s Annual Meeting is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, the deadline for inclusion of proposals in CAI’s proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals must also comply with our bylaws provisions regarding business to be brought before a stockholder meeting and SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

CAI International, Inc.

Attn: Victor Garcia

One Embarcadero Center, Suite 2101

San Francisco, California 94111

Fax: (415) 788-3430

For a stockholder proposal that is not intended to be included in CAI’s proxy statement as described above, the stockholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of CAI common stock to approve that proposal, provide the information required by CAI’s bylaws and give timely notice to CAI’s Secretary in accordance with CAI’s bylaws, which, in general, require that the notice be received by CAI’s Secretary:

•	not earlier than the close of business on February 19, 2009; and

•	not later than the close of business on March 21, 2009.

Nomination of Director Candidates: You may propose director candidates for consideration by the Board’s Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Chair of CAI’s Nominating and Corporate Governance Committee by fax or mail addressed to:

Chair of the Nominating and Corporate Governance Committee

CAI International, Inc.

One Embarcadero Center, Suite 2101

San Francisco, California 94111

Fax: (415) 788-3430

In addition, CAI’s bylaws permit stockholders to nominate directors for election at an annual stockholder meeting. To nominate a director, the stockholder must deliver to CAI’s Secretary timely notice in accordance with CAI’s bylaws, which require that the notice be received by CAI’s Secretary within the time period described above under “Stockholder Proposals.” Pursuant to CAI’s bylaws, the notice must include the information that would be required in a proxy statement soliciting proxies for the election of that nominee, and information about the stockholder making the nomination, as well as a statement by the nominee acknowledging that he or she consents to serve as a director of CAI if elected. The notice should be addressed to CAI’s Secretary as follows:

CAI International, Inc.

Attn: Victor Garcia

One Embarcadero Center, Suite 2101

San Francisco, California 94111

Fax: (415) 788-3430

Copy of Bylaw Provisions: You may contact CAI’s Secretary as indicated above for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Q:	How may I communicate with CAI’s Board or the independent directors on CAI’s Board?

A:	You may submit any communication intended for CAI’s Board or the independent directors by directing the communication by mail or fax addressed to:

Chairman of the Board

CAI International, Inc.

One Embarcadero Center, Suite 2101

San Francisco, California 94111

Fax: (415) 788-3430

PROPOSAL NO. 1 ELECTION OF DIRECTOR

Our Board currently consists of five directors and is divided into three classes: Class I, Class II and Class III. At the Annual Meeting, one Class I director will be elected to serve for a term of three years and until his successor is elected and qualified, or until the death, resignation or removal of the director.

Marvin Dennis has been nominated for election as a Class I director at this Annual Meeting. Proxies will be voted for the election of Mr. Dennis unless the authority to vote for Mr. Dennis is withheld. Mr. Dennis has indicated that he is able and willing to serve if elected. If, however, Mr. Dennis is unable or declines to serve as director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board to fill the vacancy. If Mr. Dennis should be unable or unavailable to serve prior to the election, the Board may recommend another nominee, and Masaaki (John) Nishibori and Victor Garcia, in their capacity as proxy holders, will vote the proxies for the nominee.

There are also four continuing directors. William Liebeck and Hiromitsu Ogawa are serving as Class II directors until our 2009 annual meeting of stockholders. Gary Sawka and Masaaki (John) Nishibori are serving as Class III directors until our 2010 annual meeting of stockholders.

There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer of CAI. There are no family relationships among our executive officers and directors.

If you sign your proxy card or voting instruction card, but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the person nominated by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by following the instructions on your proxy card or voting instruction card.

	Age	Director since
Class I Director Nominee

Marvin Dennis Marvin Dennis currently serves as the President of Dennis & Company, a financial consulting company he founded in 1996. From 1974 to 1996, Mr. Dennis served as Chief Financial Officer of Trans Ocean Ltd., a maritime container lessor company he co-founded.	70	2007

Continuing Class II Directors

Hiromitsu Ogawa

Hiromitsu Ogawa is our founder, Executive Chairman of the Company and holder of 51.86% of our common stock. From 1989 to November 2006, he served as our Chief Executive Officer. Prior to starting our company in 1989, he was with Itel Containers International Corp., a lessor of cargo containers for use exclusively in international shipping, for 12 years as Vice President of Marketing for Japan/Korea. Earlier in his career, he also held the position of Executive Managing Director of Heublein Japan Co. Ltd., a food and beverage manufacturing and distribution company. He was also Sales Promotion Manager with Coca-Cola Japan Co. Ltd., a manufacturer and seller of soft drinks and related operations.

	67	1989

William Liebeck William W. Liebeck has managed a personal private equity and public stock portfolio since 2005. From the periods 1988 to 1995 and 1997 to 2005, Mr. Liebeck was a partner at two private equity firms, Equivest Partners and Thoma Cressey Equity Partners, respectively. He also serves on the board of directors at LECG Corporation (NASDAQ: XPRT), an expert services firm.	52	2007

	Age	Director since

Continuing Class III Directors

Masaaki (John) Nishibori

Masaaki (John) Nishibori has been our President and Chief Executive Officer since November 2006 and has served as a member of our board of directors since 1993. Mr. Nishibori was our Senior Vice President and Chief Financial Officer from 1993 to November 2006. From 1973 to 1993, Mr. Nishibori was a commercial banker for The First National Bank of Boston. While with The First National Bank of Boston, Mr. Nishibori served as chief executive officer of Bank of Boston, Italy, Boston Finanziaria, S.p.A and Boston Leasing Italia, S.p.A. and later as Senior Credit Officer of the Specialized Finance Department. From 1970 to 1973, Mr. Nishibori was a management consultant at Arthur D. Little, Inc., an international management consulting firm in Cambridge, Massachusetts.

	63	1993

Gary Sawka

Gary M. Sawka has been a Partner in Tatum, LLC, an executive consulting firm since January 2008. From February 2007 to March 2008, he served as Chief Financial Officer and Designated Responsible Individual for Tripath Technology, Inc. (OTC: TRPH.PK), a former Nasdaq-listed fabless semiconductor company, during its Chapter 11 reorganization. From August 2006 to February 2007, he served as a consulting Chief Financial Officer to Tripath Technology, Inc. From 2002 to 2006, Mr. Sawka worked as a financial consultant for several Nasdaq-listed companies. From 2000 to 2001, he served as Executive Vice President and Chief Financial Officer of ePlanning Securities, Inc., a national, representative-owned, independent FINRA Broker/Dealer. During that period from 1984 to 2000, Mr. Sawka served as Vice President and Chief Financial Officer of Tvia, Inc. (OTC: TVIA.PK), a fabless semiconductor company, PrimeSource Corporation, an international container leasing company, and Itel Containers International Corp, an international container leasing company specializing in high service leases.

	61	2007

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

CAI is committed to sound corporate governance principles. Such principles are essential to running CAI’s business efficiently and to maintaining CAI’s integrity in the marketplace. CAI’s Code of Business Conduct and Ethics is available in the Documents and Charters portion of the Investor Relations section of our website at www.caiintl.com. CAI’s Code of Business Conduct and Ethics applies to all contractors, consultants and service providers of CAI.

Board Independence

The Board has determined that none of the current directors, except Hiromitsu Ogawa, the Executive Chairman, and Masaaki (John) Nishibori, the President and Chief Executive Officer, has a material relationship with CAI (either directly, through a family member or as a partner, officer or stockholder of any organization that has a relationship with CAI), and each director, other than Mr. Ogawa and Mr. Nishibori, is independent within the meaning of CAI’s director independence standards, which reflect exactly the New York Stock Exchange director independence standards. These independence standards are available in the Documents and Charters portion of the Investor Relations section of our website at www.caiintl.com.

Board Structure and Committee Composition

One of our five Board directors will stand for re-election. Our Board of Directors has the authority to appoint committees to perform certain management and administrative functions. The CAI Board has the following three standing committees: (1) Audit, (2) Compensation, and (3) Nominating and Corporate Governance. The membership and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. During fiscal 2007, the Board held 3 meetings and acted by written consent on 14 occasions. Each director attended at least 75% of all Board and applicable committee meetings. Directors are encouraged to attend Annual Meetings of CAI stockholders.

Name of Director	Audit		Compensation		Nominating and Corporate Governance
Nonemployee Directors:

Marvin Dennis	X	*	X		X
William Liebeck	X		X	*	X
Gary Sawka	X		X		X	*

Employee Director:

Hiromitsu Ogawa, Executive Chairman
Masaaki (John) Nishibori

X	= Committee member
*	= Chair

Audit Committee. The functions of the Audit Committee include oversight of the integrity of our financial statements, performance of our internal audit services function, our compliance with legal and regulatory requirements, the implementation and effectiveness of our disclosure controls and procedures, the annual independent audit of our financial statements, and the evaluation of the performance, qualifications and independence of our independent auditors. Our Audit Committee is directly responsible for the appointment, retention, compensation, evaluation, termination and oversight of the work of any independent auditor engaged for the purpose of issuing an audit report or related work, as well as pre-approving all non-audit services. The purpose and responsibilities of our Audit Committee are set forth in the Audit Committee Charter approved by our Board on April 23, 2007. All of the directors serving on our Audit Committee qualify as “independent,” as such term is defined in Rule 10A(m)(1)(3) under the Securities Exchange Act of 1934, as amended and in Section 303A(2)(a) of the New York Stock Exchange Manual. During fiscal 2007, the Audit Committee held 3 meetings.

The report of the Audit Committee is included on page 26 of this proxy statement. The charter of the Audit Committee is available in the Documents and Charters portion of the Investors section of our website at www.caiintl.com.

Compensation Committee. The Compensation Committee has overall responsibility for evaluating and approving our executive officer incentive compensation, benefit, severance, equity-based or other compensation plans, policies and programs. The Compensation Committee determines the compensation for the Chief Executive Officer and recommends to the Board of Directors for its approval compensation levels for our directors and other executive officers, and such other senior employees as the Compensation Committee may determine. The Compensation Committee is also responsible for producing a report for inclusion in our proxy statement. In addition, the Compensation Committee assists the Board of Directors in discharging the responsibility of the Board of Directors for settler functions relating to the Company’s compensation and benefits programs generally. The purpose and responsibilities of our Compensation Committee are set forth in the Compensation Committee Charter approved by our Board on April 23, 2007. All of the directors serving on our Compensation Committee qualify as “independent,” as such term is defined in Section 303A(2)(a) of the NYSE Manual. During fiscal 2007, the Compensation Committee did not meet.

The Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Compensation Committee. Additionally, the Compensation Committee shall have the sole authority and responsibility to engage and terminate any outside consultant to assist in evaluating and determining appropriate compensation levels for the Chief Executive Officer or other members of management and to approve the terms of any such engagement and the fees of any such consultant. In considering director compensation and perquisites, the Compensation Committee may request that management report to the Compensation Committee periodically on the status of the Board of Director’s compensation and perquisites in relation to other similarly situated companies.

Mr. Ogawa, our former chief executive officer, and Mr. Nishibori, our current chief executive officer, participate in all discussions and decisions regarding salaries and incentive compensation for all of our executive officers, except during discussions regarding their own salary and incentive compensation. While the Compensation Committee looks to Mr. Ogawa and Mr. Nishibori to make recommendations with respect to specific compensation decisions for the other executive officers, all decisions regarding the compensation of our executive officers, other than the Chief Executive Officer, are made solely by the Board of Directors upon the recommendation of the Compensation Committee.

The report of the Compensation Committee is included beginning on page 25 of this proxy statement. The charter of the Compensation Committee is available in the Documents and Charters portion of the Investors section of our website at www.caiintl.com.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists our Board in promoting our best interests and the best interests of our stockholders through the implementation of sound corporate governance principles and practices. In furtherance of this purpose, the Nominating and Corporate Governance Committee identifies individuals qualified to become directors and recommends to our Board the director nominees for the next annual meeting of stockholders. It also reviews the structure and composition of our Board committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any recommended changes in the composition of our Board and its committees. The Nominating and Corporate Governance Committee also recommends to our Board the corporate governance guidelines and standards regarding the independence of outside directors applicable to CAI and reviews such guidelines and standards and the provisions of the Nominating and Corporate Governance Committee Charter on a regular basis to confirm that such guidelines, standards and charter remain consistent with sound corporate governance practices and with any legal or regulatory requirements of The New York Stock Exchange. The Nominating and Corporate Governance Committee also monitors our Board of Directors and our compliance with any commitments made to our regulators or otherwise regarding changes in corporate governance practices and leads our Board of Directors in its annual review of our Board of Directors’ performance.

The purpose and responsibilities of our Nominating and Corporate Governance Committee are set forth in the Nominating and Corporate Governance Committee Charter approved by our Board on April 23, 2007. All of the directors serving on our Nominating and Corporate Governance Committee qualify as “independent,” as such term is defined in Section 303A(2)(a) of the NYSE Manual. During fiscal 2007, the Nominating and Corporate Governance Committee did not meet.

The Nominating and Corporate Governance Committee’s charter is available in the Documents and Charters portion of the Investors section of our website at www.caiintl.com.

Our Board of Directors may establish other committees from time to time to facilitate the management of our business and affairs.

Consideration of Nominees. The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying nominees for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons.

In evaluating candidates, the Nominating and Corporate Governance Committee seeks to achieve a balance of strength of character, judgment, business experience, specific areas of expertise, factors relating to the composition of the Board (including its size and structure) and diversity on the Board. Directors are expected to attend all or substantially all Board meetings and meetings of the Committees of the Board on which they serve. Directors are also expected to spend the necessary time to discharge their responsibilities appropriate and to ensure that other existing or future commitments do not materially interfere with their responsibilities as members of the Board.

Stockholder Nominees. The Nominating and Corporate Governance Committee will consider properly submitted stockholder nominations for candidates for membership on the Board. Any stockholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Chair of the Nominating and Corporate Governance Committee

CAI International, Inc.

One Embarcadero Center, Suite 2101

San Francisco, California 94111

Fax: (415) 788-3430

In addition, CAI’s bylaws permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for nominating directors in accordance with CAI’s bylaws, see “Questions and Answers about the Proxy Materials and the Annual Meeting—What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?” on page 5.

DIRECTOR COMPENSATION

2007 Director Compensation Table

The following table sets forth information regarding compensation of our nonemployee directors for fiscal year 2007, which consisted of the following components: cash compensation, consisting of annual retainer fees, including amounts associated with chairing Board committees; and equity compensation, consisting of option grants awarded during the year. Each of these components is described in more detail below.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Marvin Dennis	$47,500	$45,393	$92,893
William Liebeck	$43,500	$45,393	$88,893
Gary Sawka	$43,500	$45,393	$88,893

(1)	Includes all annual retainer fees, committee and chairmanship fees and meeting fees.

(2)

These amounts reflect the aggregate compensation costs for financial statement reporting purposes for 2007 under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, for stock options granted to our nonemployee directors. These amounts do not reflect amounts paid to or realized by the director for 2007. The full grant date fair value of the stock option awards granted in 2007 to each nonemployee director computed in accordance with SFAS 123R was $72,235. For information on the method and assumptions used to calculate the compensation costs, see Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007. In calculating expense for nonemployee director stock options for financial statement reporting purposes, we do not assume any service-based forfeitures. As of December 31, 2007, the aggregate number of shares underlying outstanding option awards for each nonemployee director were: Mr. Dennis—12,500 shares; Mr. Liebeck—12,500 shares; and Mr. Sawka—12,500 shares.

Directors who are also employees of CAI receive no additional compensation for their services as directors. During 2007, Hiromitsu Ogawa and Masaaki (John) Nishibori were the only directors who were employees of CAI. The compensation paid to Mr. Nishibori, our President and Chief Executive Officer and Mr. Ogawa, our Executive Chairman of the Board is not included in this table, but is shown in the Executive Compensation tables below.

Directors who are not employees of CAI receive cash compensation and equity compensation as described below. All directors are also reimbursed for reasonable and necessary travel, communications, and other out-of-pocket business expenses incurred in connection with their attendance at meetings, while on corporate business or for continuing education related to their board service. In addition, CAI indemnifies its directors for liability they may incur for serving in that capacity to the maximum extent permitted under the laws of the state of Delaware. CAI also advances expenses to its directors in connection with this indemnification.

Cash Compensation. Each nonemployee director receives an annual cash retainer of $25,000. The chair of the Audit Committee receives an additional annual cash retainer of $12,000. Other committee chairs receive an additional annual cash retainer of $8,000. Each annual retainer is paid annually in advance. In addition, directors receive a fee of $2,000 for each meeting of the Board of Directors attended, members of the Audit Committee receive a fee of $1,500 for each meeting of the Audit Committee attended, and members of other committees receive a fee of $1,000 for each other committee meeting attended.

Equity Compensation. In addition to retainers and Board and committee meeting attendance fees, CAI granted an option to purchase 12,500 shares to each nonemployee director upon the director’s initial election to the Board of Directors upon effectiveness of CAI’s initial public offering, and will grant each of them an option to purchase 7,500 shares on the anniversary of their initial election to the Board. All options have a 10-year term, an exercise price equal to the fair market value of a share of CAI’s common stock on the date of grant and vest in full on the first anniversary of the date of grant.

Following is a summary of the compensation program for CAI’s nonemployee directors, presented in a tabular format:

Option grant to each nonemployee director upon initial election to the Board of Directors	12,500	shares
Annual option grant to each nonemployee director	7,500	shares
Annual retainer for each nonemployee director	$25,000
Additional annual retainer for Audit Committee Chair	$12,000
Additional annual retainer for other committee chairs	$8,000
Fee for each Board of Directors meeting	$2,000
Fee for each Audit Committee meeting	$1,500
Fee for each other committee meetings	$1,000
Reimbursement of expenses attendant to Board membership	Yes

MANAGEMENT

The following table sets forth certain information regarding our executive officers and key personnel who are responsible for overseeing the management of our business (ages as of February 1, 2007). For biographical information about Mr. Ogawa and Mr. Nishibori, who are also members of our Board of Directors, see page 8 above.

Name	Age	Position
Hiromitsu Ogawa	67	Executive Chairman
Masaaki (John) Nishibori	63	President and Chief Executive Officer; Director
Victor M. Garcia	40	Senior Vice President and Chief Financial Officer
Frederic M. Bauthier	54	Senior Vice President, Marketing
Camille G. Cutino	49	Vice President, Operations
Matthew Easton	35	Director of Information Technology

Victor M. Garcia has served as our Senior Vice President and Chief Financial Officer since November 2006. From July 1990 to October 31, 2006, he was employed by Banc of America Securities, the investment banking subsidiary of Bank of America, where he was a Managing Director and senior banker in the Transportation Group within the Global Corporate and Investment Bank.

Frederic M. Bauthier has served as our Senior Vice President, Marketing since 1992. From 1980 to 1991, Mr. Bauthier was responsible for marketing activities at Itel Containers International Corp, a leaser of cargo containers for use exclusively in international shipping.

Camille G. Cutino has served as our Vice President, Operations since 2000. From 1991 to 1999, Ms. Cutino was our Director of Operations. Ms. Cutino served as an independent contractor to us from May 1991 to June 1992. Prior to joining CAI, Ms. Cutino was the Director of Operations for Itel Containers International Corp., a leaser of cargo containers for use exclusively in international shipping.

Matthew Easton has served as our Director of Information Technology since 2005. From 2001 through 2004, Mr. Easton served as our Information Technology manager. From 1998 through 2004, Mr. Easton was an information technology contractor for our company. Prior to joining CAI, Mr. Easton was an Analysis Manager for California major accounts at AT&T Inc. (formerly, SBC Communications Inc.), a telephone communications company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Our Compensation Programs

The Board of Directors and the Compensation Committee believe that compensation for CAI’s named executive officers should be tied to corporate performance. The primary objectives of the executive compensation program are to:

•	Provide competitive compensation packages that enable CAI to attract and retain talented executives;

•	Motivate named executive officers to achieve our short- and long-term business strategies; and

•	Align named executive officer compensation with stockholder value.

How We Set Compensation

CAI has compensation programs for its named executive officers that are designed to offer compensation that is competitive with compensation offered by competitors and companies of similar size and complexity within the intermodal container and similar industries. Prior to our initial public offering, we were a closely held corporation with a small number of stockholders. Our Executive Chairman and Chief Executive Officer comprised our entire Board of Directors. Prior to our initial public offering, we did not have a compensation committee.

We have not retained compensation consultants to review our compensation policies or procedures. Historically, our Chief Executive Officer, in consultation with our Board of Directors, has set the compensation of our executive officers. As a result of our corporate structure and the informal nature of our compensation process, compensation for our executive officers has not always been determined with a view to achieving specific goals or as a result of a detailed, objectives-based process. Generally, we have sought to provide compensation packages to our executive officers that are fair and competitive. The compensation for our Executive Chairman, Chief Executive Officer and Chief Financial Officer for 2007 was set pursuant to individual employment agreements entered into with each of them prior to the formation of our Compensation Committee.

For all of the other named executive officers, Compensation Committee reviewed and approved their compensation packages, including the specific compensation of our Senior Vice President, Marketing and Vice President, Operations. While the Compensation Committee determines CAI’s overall compensation philosophy and sets the compensation, it looks to our Executive Chairman and CEO to make recommendations with respect to specific compensation decisions, as described further on page 11 above.

The Compensation Committee awarded compensation to the other named executive officers for 2007 based on its review and analysis of their positions, responsibilities and performance, as well as their anticipated responsibilities and potential contributions to growth in stockholder value. The Compensation Committee analyzed CAI’s performance relative to peer companies and the compensation comparables of peer companies in validating its conclusions. The Compensation Committee looked at data from publicly available compensation data from a selected group of peer organizations with comparable revenue. For fiscal year 2007, the selected peer organizations consisted of: TAL International Group, Inc., Cronos Group and Interpool, Inc.

In establishing the compensation of our named executive officers, we based the amounts primarily on the market data and advice provided by the Compensation Committee members, the individual performance of each named executive officer in recent periods, the employment agreement of each named executive officer, if any, and each named executive officer’s level of responsibility for CAI’s key objectives and potential for future responsibility and promotion.

The following table sets forth the percentage of each named executive officer’s total compensation that was paid in the form of base salary and cash incentive awards for fiscal 2007 based on the amount reported as Total Compensation in the Summary Compensation Table:

Cash Compensation as a Percentage of Total Compensation
Name
Hiromitsu Ogawa	92.3%
Masaaki (John) Nishibori	71.8%
Victor M. Garcia	77.1%
Frederic M. Bauthier	71.1%
Camille G. Cutino	95.1%

Elements of Compensation

CAI’s compensation program for its named executive officers consists of:

•	base salary and benefits,

•	cash bonuses, and

•	long-term, equity-based compensation.

Base Salaries

We generally set the base salary of each of our named executive officers at a level we believe compensates these individuals adequately for the work they are expected to perform in their respective positions, and we consider the base salaries paid to similarly-positioned executives by our selected peer organizations. Pursuant to the terms of each of Mr. Ogawa’s, Mr. Nishibori’s and Mr. Garcia’s employment agreements, their base salaries will increase at least 4.0% annually. The Board of Directors may, in its discretion, approve a larger increase. The increase in base salary is intended to compensate for increases in the cost of living. We do not have employment agreements with Frederic Bauthier or Camille Cutino, who have worked for us since 1992 and 1991, respectively.

Cash Bonuses

We provide cash bonuses for each of our named executive officers. The cash bonuses to executive officers other than Mr. Ogawa and Mr. Nishibori are paid at the discretion of the Compensation Committee. Our Board of Directors allocates a general pool for all cash bonuses, except for the bonuses to Messrs. Ogawa and Nishibori. From this bonus pool, our Compensation Committee then determines the cash bonuses to be paid to each other named executive officer. When setting the discretionary cash bonuses for our other executive officers, the Compensation Committee considers several factors, including the overall performance of our company, the individual executive’s role in our performance and the individual executive’s job performance. The amount of cash bonus for Mr. Bauthier, our Senior Vice President of Marketing, is also determined based on our container leasing activities, sales of containers, total revenue and the performance of the marketing group; and the amount of cash bonus for Ms. Cutino, our Vice President of Operations, is also determined by certain qualitative factors. Pursuant to his employment agreement, Mr. Garcia’s discretionary cash bonus may not exceed 40% of his base salary.

Pursuant to Mr. Ogawa’s employment arrangement, in 2007 Mr. Ogawa was entitled to receive a cash bonus if we achieved 70.0% or more of our budgeted pretax profit for 2007. However, Mr. Ogawa waived his cash bonus in 2007. Following the effectiveness of our initial public offering, Mr. Ogawa is no longer entitled to receive this bonus. The Compensation Committee will recommend to the Board of Directors any cash bonuses to be paid to Mr. Ogawa, and the Board of Directors, in its discretion, determines any such bonus to be paid to Mr. Ogawa.

Under Mr. Nishibori’s employment agreement, he is entitled to receive a bonus of between 10.0% and 100.0% of his base salary, depending on our pretax profit for the year. We have chosen pretax profit as our measure of performance because we believe it is a meaningful indicator of our company’s overall performance. Our budgeted pretax profit is determined each year by our Board of Directors and the pretax profits achieved are as reflected in our audited financial statements. Our budgeted pretax profit was $30,336,000 for 2007. The amount of Mr. Nishibori’s bonus actually paid for 2007 was based upon the formula set forth in his employment agreement.

In addition to being eligible for discretionary cash bonuses, Mr. Garcia’s employment agreement provides that upon completion of our initial public offering, Mr. Garcia will receive a cash bonus of up to $100,000 on November 1, 2007 and on each of the following three anniversaries of that date, so long as he remains employed by us on such dates.

Long-Term, Equity-Based Compensation

Prior to our initial public offering, we granted Ms. Cutino 1,320 shares of restricted stock in 2007 subject to vesting over three years. Concurrent with our initial public offering, we granted stock options with an exercise price equal to the initial public offering price to Mr. Nishibori, Mr. Garcia and Mr. Bauthier. We determined the amounts of these awards based on typical size of awards for executives in similar positions at other pre-public companies.

Change-in-Control Severance Payments

CAI has entered into written agreements Hiromitsu Ogawa, Masaaki (John) Nishibori and Victor Garcia pursuant to which they will receive severance benefits in the event their employment terminates other than for cause or as a result of death or disability and additional severance benefits in the event their employment terminates within 12 months following a change in control of CAI. We provided these benefits to attract and retain qualified executive officers who could obtain similar positions at other companies. These potential payments are discussed further on page 21 below.

Other Benefits

Our named executive officers are eligible to participate in all our employee benefit plans, such as medical, dental, vision, group life, disability and our 401(k) plan, in each case on the same basis as other employees. In addition, we pay for additional life insurance polices for certain of our named executive officers. We also pay golf club monthly dues for certain of our executive officers. All of these other benefits are included as part of the benefits package to retain highly qualified executives. We also provide vacation and other paid holidays to all employees, including our executive officers.

2007 Summary Compensation Table

The following table provides information concerning compensation for services rendered to us in all capacities for the year ended December 31, 2007 by our Chief Executive Officer, our Chief Financial Officer and three other highly compensated executive officers whose total compensation exceeded $100,000 in 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(6)		Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Hiromitsu Ogawa	2007	$525,874	$—		$—	$—	$—	(1)	$43,583	(1)	$569,457
Executive Chairman	2006	$515,761	$—		$—	$—	$251,000		$53,910	(1)	$820,671

Masaaki (John) Nishibori	2007	$477,944	$—		$—	$251,721	$231,500		$27,588	(2)	$988,753
President and Chief Executive Officer	2006	$432,701	$—	$ $	— —	$—	$176,474		$29,069	(2)	$638,244

Victor M. Garcia(5)	2007	$303,333	$228,000		$—	$126,064	$—		$31,707	(3)	$689,104
Senior Vice President and Chief Financial Officer	2006	$50,000	$120,000		$—	$—	$—		$3,930	(3)	$173,930

Frederic M. Bauthier	2007	$280,235	$100,000		$—	$144,677	$—		$10,110	(4)	$535,022
Senior Vice President, Marketing	2006	$255,501	$73,060		$—	$—	$—		$11,031	(4)	$339,592

Camille Cutino	2007	$144,968	$32,000		$4,125	$—	$—		$4,984	(5)	$186,077
Vice President, Operations	2006	$124,847	$13,535		$—	$—	$—		$6,719	(5)	$145,101

(1)

Mr. Ogawa waived his Non-Equity Incentive Plan Compensation for 2007. Other compensation for 2007 includes $29,000 in life insurance premiums, $7,290 in golf club dues, $4,800 in office parking fees and $2,493 in car expenses. Other compensation for 2006 includes $28,970 in life insurance premiums, as well as car and gasoline expenses, monthly golf club dues, parking expenses and 401(k) matching.

(2)

Other compensation for 2007 includes $14,013 in life insurance premium, $8,775 in golf club dues and $4,800 in office parking fees. Other compensation for 2006 includes $12,505 in life insurance premiums, as well as monthly golf club dues, parking expenses and 401(k) matching.

(3)

For 2007, other compensation includes $28,127 in relocation expense reimbursement, $3,200 in office parking fees and $380 in life insurance premiums. Other compensation for 2006 includes housing reimbursements.

(4)

For 2007, other compensation includes $4,800 in office parking fees, $4,560 in golf club membership fees and $750 in life insurance premiums. Other compensation for 2006 includes life insurance premiums, parking expenses and 401(k) matching.

(5)	For 2007, other compensation includes $4,800 in parking fees and $184 in life insurance premiums. Other compensation for 2006 includes life insurance premiums, parking expenses and 401(k) matching.

(6)

These amounts reflect the aggregate compensation costs for financial statement reporting purposes for 2007 under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”, for stock options granted to each named executive officer, excluding the effect of estimated forfeitures. These amounts do not reflect amounts paid to or realized by the named executive officer for 2007. The full grant date fair value of the stock option and stock awards granted in 2007 to each of the above executive officers is shown on the table on page 19. For information on the method and assumptions used to calculate the compensation costs, see Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007.

2007 Grants of Plan-Based Awards Table

The following table provides information regarding grants of plan based awards for each of our Named Executive Officers for 2007.

Name	Type of Award	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maxi- mum ($)
Hiromitsu Ogawa	Bonus	—	5/14/07	$52,587	$210,350	$525,874	—	—	—	—	—

Masaaki (John) Nishibori	NQO Bonus	5/15/07	5/14/07	$50,000	$200,000	$500,000	—	259,980	$15	$15	$1,611,015

Victor M. Garcia	NQO	5/15/07	—	—	—	—	—	130,200	$15	$15	$806,809

Frederic M. Bauthier	NQO	5/15/07	—	—	—	—	—	118,440	$15	$15	$733,936

Camille Cutino	Restricted Stock	5/15/07	—	—	—	—	1,320	—	$15	$15	$19,800

Payouts under the Non-Equity Incentive Plan are paid in March of each year based on performance from the previous fiscal year. Mr. Ogawa waived his right to receive his 2007 bonus under the Non-Equity Incentive Plan. Mr. Nishibori received $231,500 in cash bonuses under the plan based on CAI’s 2007 financial performance. Discretionary cash bonuses were awarded to other officers. Stock options vest and become exercisable at the rate of 25% on the one-year anniversary of the vesting commencement date and an additional 1/48th each month thereafter and have an exercise price equal to the initial public offering price. If, in anticipation of or within 12 months of a change in control, Mr. Nishibori or Mr. Garcia is terminated without “cause” or terminates his employment for “good reason,” as described further on page 21, his stock option will become fully vested and exercisable.

Hiromitsu Ogawa. Mr. Ogawa served as Chief Executive Officer until November 1, 2006 when he became our Executive Chairman. We entered into an employment agreement with Mr. Ogawa effective November 1, 2006 in connection with his position as our Executive Chairman. The employment agreement is for a term of two years from the effective date of our initial public offering, unless the agreement is terminated earlier for death, disability, company insolvency, “cause” or by Mr. Ogawa for “good reason,” as described further on page 21. In addition, Mr. Ogawa may terminate the agreement with 30 days’ notice anytime after the one-year anniversary of the effective date of our initial public offering. Mr. Ogawa’s annual base salary rate will be increased by 4.0% on July 1 of each subsequent year that his employment agreement is in effect, beginning on July 1, 2007.

Masaaki (John) Nishibori. Mr. Nishibori served as Senior Vice President and Chief Financial Officer until November 1, 2006 when he became President and Chief Executive Officer. We entered into an employment agreement with Mr. Nishibori effective November 1, 2006 in connection with his position as our President and Chief Executive Officer. The employment agreement is effective until October 31, 2008 and automatically renews for an additional two-year period, unless the agreement is terminated earlier by us for death, disability, company insolvency or “cause,” by Mr. Nishibori for “good reason,” as described further on page 21 of his employment agreement, or by either party with at least 90 days written notice prior to the end of the term. Mr. Nishibori’s annual base salary will be increased by at least 4.0% on January 1 of each subsequent year that his employment agreement is in effect, beginning on January 1, 2008.

Mr. Nishibori is entitled to receive a cash bonus if we achieve certain percentages of our budgeted pretax profit in a specific fiscal year as set forth in the following table.

Percent of Budgeted Pretax Profit Achieved	Bonus (as a Percentage of Base Salary)
less than 70%	0%
70	10
80	20
90	30
100	40
110	50
120	60
130	70
140	80
150	90
160% and above	100%

Victor M. Garcia. Mr. Garcia became Senior Vice President and Chief Financial Officer on November 1, 2006. We entered into an employment agreement with Mr. Garcia effective November 1, 2006 in connection with his position as our Senior Vice President and Chief Financial Officer. The employment agreement is effective until October 31, 2009 and automatically renews for an additional two-year period, unless the agreement is terminated earlier by us for death, disability, company insolvency or “cause,” by Mr. Garcia for “good reason,” as described further on page 21, or by either party with at least 90 days written notice prior to the end of the term. Mr. Garcia’s annual base salary will be increased by at least 4.0% on November 1 of each subsequent year that his employment agreement is in effect, beginning on November 1, 2007.

In addition to being eligible for discretionary cash bonuses, Mr. Garcia’s employment agreement provides that upon completion of our initial public offering, Mr. Garcia will receive a cash bonus of up to $100,000 on November 1, 2007 and on each of the following three anniversaries of that date, so long as he remains employed by us on such dates.

Pursuant to the employment agreement, Mr. Garcia may earn an annual cash bonus of up to 40.0% of his base salary.

2007 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding the number and estimated value of outstanding stock options and unvested stock awards held by each of CAI’s named executive officers as of December 31, 2007.

		Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#)					Service-Based Equity Awards
Name	Grant Date	Exercisable	Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Hiromitsu Ogawa	—	—	—		—	—	—		—

Masaaki (John) Nishibori	5/15/07	—	259,980	(1)	$15	5/14/17	—		—

Victor Garcia	5/15/07	—	130,200	(1)	$15	5/14/17	—		—

Frederic Bauthier	5/15/07	—	118,440	(1)	$15	5/14/17	—		—

Camille Cutino	5/15/07	—	—		—	—	1,320	(2)	$13,886

(1)

Twenty-five percent (25%) of the total number of shares subject to the option shall vest and become exercisable on May 15, 2008, if the option holder is providing services to CAI, and 1/48th of the total number of shares subject to listed option shall vest monthly thereafter.

(2)

1/3 of the total shares of restricted stock shall vest on May 15, 2008; 1/3 of the total shares of restricted stock shall vest on May 15, 2009; and 1/3 of the total shares of restricted stock shall vest on May 15, 2010, if the holder of such restricted stock is still providing services to CAI as of such dates.

2007 Potential Post-Employment Payments

Employment Agreements

In the event of termination of the executive’s employment without “cause” or as a result of the executive’s death or disability or in the event of termination of employment by the executive for “good reason,” each of Mr. Ogawa, Mr. Nishibori and Mr. Garcia is entitled to receive the following severance payments pursuant to employment agreements we have entered into with each of them:

•	an amount equal to the greater of: (1) one year of base salary; or (2) base salary for the remainder of the term of the executive’s employment agreement as of the date of termination;

•

except in the case of death, continued health, dental, life and disability insurance for a period of one year after termination (including dependents if dependents were covered prior to termination); and

•	if termination occurs more than one month after the end of the prior fiscal year, a pro-rated cash bonus based on the number of days of employment during the fiscal year in which termination occurs.

These arrangements are intended to attract and retain qualified executive officers who could obtain similar positions at other companies.

“Cause” is generally defined as (a) the willful and continued failure to perform substantially the executive’s reasonable assigned duties (except a failure resulting from incapacity due to physical or mental illness) after a demand for performance has been delivered to the executive that specifies the manner of nonperformance, or (b) the willful engagement in illegal conduct materially injurious to CAI. Termination of employment does not include assignment of the executive to different responsibilities consistent with the executive’s area of professional expertise.

“Change of Control” is generally defined as (i) a stockholder-approved merger or share exchange, in which CAI is either not the surviving corporation or the shares of CAI common stock are converted into cash, securities or other property (other than a merger or share exchange in which the holders of CAI’s common stock maintain their proportionate ownership following the transaction), or a stockholder-approved sale of all or substantially all of the assets of CAI, (ii) a tender or exchange offer (other than one made by CAI) for shares of our common stock resulting in the offeror owning 20% or more of the voting power of the outstanding securities of CAI, (iii) a stockholder (other than the executive) reporting beneficial ownership of 20% or more of the voting power of the outstanding securities of CAI, or (iv) during any 12 month period, individuals constituting a majority of the Board of Directors at the beginning of such period no longer represent a majority of the Board at the end of such period, unless the nomination or election of the new directors was approved by at least two-thirds of the directors still in office who were directors at the beginning of the period.

“Good Reason” is generally defined as (i) the assignment to the executive of a different title, job or responsibilities that results in a decrease in the level of responsibility following the change of control transaction, (ii) a reduction in the executive’s annual base pay following the change of control transaction, (iii) a significant reduction in the executive’s total benefits package following the change of control transaction, (iv) a requirement that the executive relocate more than 50 miles from his business office prior to the change of control transaction, or (v) the failure of a successor to CAI to agree to be bound by the Executive Severance and Noncompetition Agreement.

In addition to the severance payments listed above, Mr. Garcia’s and Mr. Nishibori’s employment agreements each provide that if he is terminated without “cause” or terminates his employment for “good reason” in connection with a change in control, his stock options will become fully vested and exercisable.

Each of Mr. Nishibori’s and Mr. Garcia’s employment agreements provides that if he becomes entitled to receive or if he receives any payments that would be characterized as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, the payments will be reduced to the highest amount that may be paid to these executive officers without having any portion of any payment treated as an “excess parachute payment,” but only if the effect of the reduction is that the executive officer would receive a greater amount of payments, as determined on an after-tax basis. If, on an after-tax basis, the payments Mr. Nishibori or Mr. Garcia would receive would be greater without any reduction, then these payments will not be reduced.

Equity Compensation Plan

Under the 2007 Equity Incentive Plan, all awards under the plan, including shares subject to stock options and restricted stock, that have not vested will become fully vested and exercisable in the event of a “change of control” or other “company transaction,” each as defined below, unless, in the event of a company transaction, the option or stock award is assumed by the successor company. A “change of control” is generally defined as an acquisition of 50% or more of CAI’s voting power, or a change in the composition of our Board of Directors in a two-year period, without the approval of the Incumbent Board (as defined in the plan), that results in fewer than a majority of the Incumbent Board remaining in office. A “company transaction” is generally defined as the completion of a merger or consolidation with or into another company or entity, a sale in one or more transactions with the common purpose of all of our outstanding voting securities, or a sale in one or more transactions with the common purpose of all or substantially all of our assets. The Compensation Committee may also, in the event of a change of control, allow the holder of an award to surrender the award in exchange for a cash payment, or, in the event of a company transaction, terminate awards under the plan in exchange for a cash payment, each calculated by a formula set forth in the plan.

The following table describes the potential payments upon a termination or change of control for Mr. Ogawa, Mr. Nishibori, Mr. Garcia, Mr. Bauthier and Ms. Cutino assuming that the triggering event occurred on December 31, 2007. In the case of stock options, the value of the acceleration was determined based on the difference between (i) the exercise price of the shares for which vesting was accelerated and (ii) the $10.52 closing price on December 31, 2007. In the case of restricted stock, the value of the acceleration was determined by multiplying (i) the number of shares for which vesting was accelerated by (ii) the $10.52 per share closing price on December 31, 2007.

	Benefit	Before Change of Control: Termination Without Cause, For Good Reason or due to Death or Disability		After Change of Control: Termination Without Cause, For Good Reason or due to Death or Disability
Hiromitsu Ogawa
	Base salary	$525,874	(1)	$525,874	(1)
	Non-equity incentive plan compensation	243,000	(2)	243,000	(2)
	COBRA premiums	20,872	(3)	20,872	(3)
	Life and disability insurance	30,411	(4)	30,411	(4)
	Accrued vacation pay	15,169		15,169

Total(5)		$835,326		$835,326

	Benefit	Before Change of Control: Termination Without Cause, For Good Reason or due to Death or Disability		After Change of Control: Termination Without Cause, For Good Reason or due to Death or Disability
Masaaki (John) Nishibori
	Base salary	$500,000	(1)	$500,000	(1)
	Non-equity incentive plan compensation	231,500	(2)	231,500	(2)
	Stock options (unvested and accelerated)	—		—	(6)
	COBRA premiums	16,504	(3)	16,504	(3)
	Life and disability insurance	15,499	(4)	15,499	(4)
	Accrued vacation pay	27,043		27,043

Total(5)		$790,546		$790,546

Victor Garcia
	Base salary	$586,674	(1)	$586,674	(1)
	Cash bonus	128,000	(2)	128,000	(2)
	Stock options (unvested and accelerated)	—		—	(6)
	COBRA premiums	14,187	(3)	14,187	(3)
	Life and disability insurance	1,866	(4)	1,866	(4)
	Accrued vacation pay	23,077		23,077

Total(5)		$753,804		$753,804

Frederic Bauthier
	Stock options (unvested and accelerated)	$—		$—	(6)

Total		$—		$—

Camille Cutino
	Restricted stock (unvested and accelerated)	$—		$—	(6)

Total		$—		$—

(1)

Lump-sum payment made within 30 days of termination equal to the greater of one year of base salary or the base salary for the remaining term of the employment agreement which took effect on November 1, 2006. The term of employment for Messrs. Ogawa and Nishibori is two years, and the term of employment for Mr. Garcia is three years. As of December 31, 2007, the remaining employment term for Messrs. Ogawa and Nishibori is 10 months and for Mr. Garcia 22 months.

(2)

Messrs. Ogawa and Nishibori are entitled to receive cash bonuses under the company’s Non-Equity Incentive Plan based on the achievement of certain percentages of our budgeted pretax profit for 2007 pursuant to their respective employment agreement. Mr. Garcia is eligible to receive a discretionary cash bonus of up to 40% of his base salary. Mr. Garcia’s bonus is tied in part to the achievement of our earnings goals pursuant to his employment agreement.

(3)	Represents estimated COBRA and dental premiums to be paid by us for a period of 12 months after termination. Not payable in the event of death.

(4)	Represents estimated life and disability insurance premiums to be paid by us for a period of 12 months after termination. Not payable in the event of death.

(5)

If the executive becomes entitled to receive or receives any payments that would be characterized as “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, the payments will be reduced to the highest amount that may be paid to the executive without having any portion of any payment treated as an “excess parachute payment,” but only if the effect of the reduction is that the executive would receive a greater amount of payments, as determined on an after-tax basis. If, on an after-tax basis, the payments the executive would receive would be greater without any reduction, then no reduction will apply.

(6)

Under the terms of the 2007 Equity Incentive Plan, the vesting schedule of the following unvested stock options would accelerate and the options would be fully vested: Mr. Nishibori: 259,980 shares; Mr. Garcia: 130,200 shares; and Mr. Bauthier: 118,440 shares. In addition, under the terms of the 2007 Equity Incentive Plan, the vesting schedule of 1,320 unvested shares of restricted stock held by Camille Cutino would accelerate and the shares would be fully vested. However, because the closing price of CAI’s common stock on December 31, 2007 ($10.82) was lower than the exercise price and purchase price ($15) of the options and restricted shares, respectively, no benefit would be realized under the scenario outlined in this table.

SECURITIES AUTHORIZED UNDER EQUITY COMPENSATION PLANS

The following table summarizes information about our 2007 Equity Incentive Plan as of December 31, 2007.

Plan Category	Number of Shares of Common Stock to Be Issued Upon Exercise of Outstanding Options (a)	Weighted Average Exercise Price of Outstanding Options	Number of Shares of Common Stock Available for Future Issuance (excluding shares reflected in (a))
Equity compensation plan approved by security holders	546,120	$15.00	139,803	(1)
Equity compensation plan not approved by security holders	—	—	—

	546,120	$15.00	139,803

(1)

Our nonemployee directors each receive an option to purchase 12,500 shares of our common stock at the time first elected to the Board and an additional option to purchase 7,500 shares on each anniversary of that date. The options granted under this program vest and become exercisable with respect to 100% of the shares on the first anniversary of the grant date (assuming continued Board service). Shares available for issuance under the 2007 Equity Incentive Plan can be granted pursuant to stock options, stock appreciation rights, restricted stock or units, performance units, performance shares and any other stock based award selected by the committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of Mr. Dennis, Mr. Liebeck or Mr. Sawka, as the three members of the Compensation Committee, was at any time during the fiscal year ended December 31, 2007 or at any other time (i) an officer or employee of CAI or (ii) had any relationship requiring disclosure under Item 404 of Regulation S-K. No executive officer of CAI served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, or as a director of another entity, where one of the other entity’s executive officers served on the Compensation Committee of CAI or as a director of CAI.

COMPENSATION COMMITTEE REPORT

The Compensation Committee consists of three independent directors. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in CAI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and CAI’s proxy statement relating to its 2008 Annual Meeting of Stockholders.

Compensation Committee Report Submitted By:

William Liebeck, Chair

Marvin Dennis

Gary Sawka

AUDIT COMMITTEE REPORT

The Audit Committee appoints, determines funding for, oversees and evaluates the independent registered public accounting firm with respect to accounting, internal controls over financial reporting and other matters, and makes other decisions with respect to audit and finance matters. The Audit Committee also pre-approves the retention of the independent registered public accounting firm and fees for all audit and permitted non-audit services provided by the independent registered public accounting firm, and determines whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm. All members of the Audit Committee are able to read and understand financial statements and have experience in finance and accounting that provides them with financial sophistication.

Duties and Responsibilities

The Audit Committee operates under a written charter approved by the Board of Directors. Pursuant to authority delegated by the Board of Directors and the Audit Committee’s written charter, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to:

•	the integrity of CAI’s financial statements;

•	CAI’s compliance with legal and regulatory requirements;

•	CAI’s systems of internal control over financial reporting as established by management;

•	the independent registered public accounting firm’s qualifications and independence;

•	the performance by CAI’s independent registered public accounting firm;

•	CAI’s internal audit activities and processes;

•	CAI’s auditing, accounting and financial reporting processes generally; and

•	compliance with CAI’s ethical standards for senior financial officers and all personnel.

In fulfilling its duties, the Audit Committee maintains free and open communication with the Board, the independent registered public accounting firm, financial management and all employees.

In connection with these responsibilities, the Audit Committee met with management to review and discuss CAI’s audited financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required by the Statement on Auditing Standards No. 61, Communications with Audit Committee. The Audit Committee also received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with its independent registered public accounting firm that firm’s independence.

Fiscal 2007 Audit

Based on the reviews and discussions described above, the Audit Committee recommended that the Board of Directors include the audited financial statements in CAI’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2007.

Audit Committee Report Submitted By:

Marvin Dennis, Chair

William Liebeck

Gary Sawka

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed KPMG LLP to audit our financial statements for the year ending December 31, 2008. KPMG LLP audited our financial statements for the years ended December 31, 2006 and 2007. Representatives of KPMG LLP are expected to attend the annual meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

AUDIT FEES

Fees billed to CAI by KPMG LLP for 2006 and 2007 were approximately as follows:

Services Rendered	2006	2007
Audit Fees(1)	$662,700	$643,154
Audit-Related Fees(2)	140,411	735,190
Tax Fees(3)	—	15,697
Other Fees(4)	13,320	—

Total Fees	$816,431	$1,394,041

(1)

Audit Fees consist of fees for professional services rendered for the audit of our 2006 and 2007 consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with regulatory filings.

(2)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements primarily in connection with the S-1 filing with the SEC, and are not reported under “Audit Fees.”

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance relating to our foreign subsidiaries.

(4)	All Other Fees consist of fees for products and services other than the services reported above.

Pre-Approval Policy. The Audit Committee pre-approves all audit and permissible audit-related and non-audit services provided to the Company by our independent registered public accounting firm and the associated fees for these services. All services and fees for 2007 were approved by the Audit Committee. Engagements must be separately pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows common stock ownership on April 21, 2008, except as otherwise noted, by:

•	each person who beneficially owned more than 5% of CAI common stock on that date,

•	each of the executive officers named in the Summary Compensation Table on page 18 and each of the current CAI directors, and

•	all current CAI executive officers and CAI directors as a group.

The number of shares beneficially owned by each entity or person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of June 20, 2008 through the exercise of any stock option or other right.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Hiromitsu Ogawa(1) c/o CAI International, Inc. One Embarcadero Center, Suite 2101 San Francisco, CA 94111	8,892,240	51.86%

Wells Fargo & Company(2) 420 Montgomery Street San Francisco, CA 94163	2,389,684	13.94%

Development Bank of Japan(3) DBJ Value Up Fund 1-9-1 Otemachi, Chiyoda-ku, Tokyo 100-0004 Japan	1,691,760	9.87%

Columbia Wanger Asset Management, L.P(4) 227 West Monroe Street, Suite 3000 Chicago, IL 60606	1,500,000	8.75%

Wasatch Advisors, Inc. (5) 150 Social Hall Avenue Salt Lake City, UT 84111	848,956	4.95%

Masaaki (John) Nishibori(6) c/o CAI International, Inc. One Embarcadero Center, Suite 2101 San Francisco, CA 94111	627,331	3.64%

Frederic M. Bauthier(7) c/o CAI International, Inc. One Embarcadero Center, Suite 2101 San Francisco, CA 94111	199,778	1.16%

Victor M. Garcia(8) c/o CAI International, Inc. One Embarcadero Center, Suite 2101 San Francisco, CA 94111	35,263	*

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned

Gary M. Sawka(9) c/o CAI International, Inc. One Embarcadero Center, Suite 2101 San Francisco, CA 94111	15,500	*

Marvin Dennis(9) c/o CAI International, Inc. One Embarcadero Center, Suite 2101 San Francisco, CA 94111	12,500	*

William W. Liebeck(9) c/o CAI International, Inc. One Embarcadero Center, Suite 2101 San Francisco, CA 94111	12,500	*

Camille G. Cutino(10) c/o CAI International, Inc. One Embarcadero Center, Suite 2101 San Francisco, CA 94111	1,520	*

All directors and executive officers as a group (8 persons)	9,796,632	57.12%

*	Less than 1%.

(1)

Mr. Ogawa beneficially owns 4,776,240 shares of our common stock in his own name. An additional 2,859,108 shares are held by the Ogawa Family Trust dated 7/06/98, of which Mr. Ogawa and his wife are co-trustees. An additional 1,256,892 shares are held by the Ogawa Family Limited Partnership. Mr. Ogawa is the co-trustee of the Ogawa Family Trust, which is the general partner of the Ogawa Family Limited Partnership.

(2)

Based on a Schedule 13G filed with the SEC on February 2, 2008. Includes 1,192,192 shares for which Wells Fargo & Company maintains sole voting power and 1,194,842 shares for which Wells Fargo maintains sole dispositive power. Also includes 1,122,192 shares for which Wells Capital Management Incorporated maintains sole voting power and 1,194,842 shares for which Wells Capital maintains sole dispositive power.

(3)

Based on a Schedule 13G filed with the SEC on February 14, 2008. DBJ Value Up Fund is an affiliate of the Development Bank of Japan. Includes 1,691,760 shares for which the Development Bank of Japan and DBJ Value Up Fund have shared voting power and shared dispositive power. No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares of common stock held by the Development Bank and DBJ Value Up Fund.

(4)	Based on a Schedule 13G filed with the SEC on January 22, 2008.

(5)	Based on a Schedule 13G filed with the SEC on February 14, 2008.

(6)	Includes options to purchase 70,411 shares that are exercisable within 60 days of April 21, 2008.

(7)	Includes options to purchase 32,078 shares that are exercisable within 60 days of April 21, 2008.

(8)	Includes options to purchase 35,263 shares that are exercisable within 60 days of April 21, 2008.

(9)	Includes options to purchase 12,500 shares that are exercisable within 60 days of April 21, 2008.

(10)	Includes 880 shares of restricted stock that will not be vested within 60 days of April 21, 2008.

RELATED PERSON TRANSACTIONS

Transactions with Directors and Executive Officers

Sale of Common Stock to DBJ Value Up Fund

On February 16, 2007, Hiromitsu Ogawa sold 4,028 shares (equivalent to 1,691,760 shares after a 420:1 stock split) of his CAI common stock to DBJ Value Up Fund, a Japanese partnership. DBJ Value Up Fund paid Mr. Ogawa $22,913,232 for the shares. In connection with this sale, we entered into a Stock Purchase Agreement and an Amended and Restated Registration Rights Agreement with Mr. Ogawa and DBJ Value Up Fund.

Under the Registration Rights Agreement, Mr. Ogawa and DBJ have certain “piggyback” registration rights with respect to shares of our common stock. Accordingly, if we propose to register any of our common stock under the Securities Act or under the comparable Japanese securities laws, we are required to notify Mr. Ogawa and DBJ Value Up Fund and to include in such registration all the shares of common stock requested to be included by them, subject to certain limitations. Under the terms of the Registration Rights Agreement, we are generally obligated to pay all the expenses associated with any demand or “piggyback” registrations.

Policies and Procedures for Approving Transactions with Related Persons

Our Audit Committee, in executing the responsibilities delegated to it, reviews a summary of CAI’s transactions with its directors and officers and with firms that employ directors, as well as any other material related party transactions, periodically, but no less frequently than annually. The Audit Committee consists of disinterested, nonemployee directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires CAI’s executive officers, directors and holders of more than 10% of CAI common stock to file reports of ownership and changes in ownership with the SEC. CAI believes that during its fiscal year ended December 31, 2007, all reports required under Section 16(a) were timely filed, except for one form for Gary Sawka with respect to one transaction and one form for Camille Cutino with respect to one transaction.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Victor Garcia
Victor Garcia
Senior Vice President and Chief Financial Officer

San Francisco, California

April 30, 2008

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CAI INTERNATIONAL, INC.

Proxy Solicited on Behalf of the Board of Directors of

the Company for the Annual Meeting on June 19, 2008

The undersigned hereby appoints Masaaki Nishibori and Victor Garcia, and each of them, proxies with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Shareholders of CAI International, Inc. on June 19, 2008 at 10:00 a.m. local time at the offices of Perkins Coie LLP, located at 101 Jefferson Drive, Menlo Park, California 94025, and at any adjournment thereof, all shares of the undersigned in CAI International, Inc. The proxies are instructed to vote as stated on the reverse side.

The shares represented by this proxy will be voted in accordance with instructions, if given. If no instructions are given, this proxy will be voted for the Board of Directors’ nominee for election as director. The proxies may vote in their discretion as to other matters that may come before the meeting.

(The Board of Directors recommends a vote FOR the nominee listed on the reverse side.)

PLEASE SIGN ON OTHER SIDE AND RETURN PROMPTLY

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Election of Director — The Board of Directors recommends a vote FOR the nominee listed.

1.	Nominee:	For	Withhold

	01 - Marvin Dennis	☐	☐	+

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name(s) appears hereon. Joint owners should each sign. Please mark, date, sign and return proxy card promptly. Receipt is acknowledged of the notice and proxy statement relating to this meeting.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /